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                                                                    EXHIBIT 12.1

                           Natural Energy Group, Inc.
                  Computation of Historical Ratio if Earnings
                                to Fixed Charges
                       (in thousands, except for ratios)

                                                                                 Years ended December 31,
                                                           -------------------------------------------------------
                                                             1999        2000        2001        2002       2003
                                                           -------     -------     -------     -------     -------
Earnings
 Income before income taxes and extraordinary items        $ 2,024     $18,609     $ 6,722     $14,483     $15,796
 Interest expense                                            1,909       9,656      21,224      18,964      15,115
 Amortization of debt issuance cost                            863         121          --          --          --
 Interest portion of rental expense                            129         135         135         135         135
                                                           -------     -------     -------     -------     -------
  Earnings                                                 $ 4,925     $28,521     $28,081     $33,582     $31,046
                                                           =======     =======     =======     =======     =======

Fixed charges:
 Interest, including capitalization portion                $ 1,909     $ 9,656     $21,224     $18,964     $15,115
 Amortization of debt issuance cost                            863         121          --          --          --
 Interest portion of rental expense                            129         135         135         135         135
                                                           -------     -------     -------     -------     -------
  Fixed charges                                            $ 2,901     $ 9,912     $21,359     $19,099     $15,250
                                                           -------     -------     -------     -------     -------
Ratio of earnings to fixed charges                           NA(a)       NA(a)        1.3X        1.8X        2.0X
                                                           =======     =======     =======     =======     =======


(a) This ratio excludes approximately $17.7 million and $10.5 million for 1999 and 2000, respectively, of interest on the senior notes since the Company discontinued the accrual of interest due to the Chapter 11 proceeding.